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                            TAX ALLOCATION AGREEMENT


     THIS TAX ALLOCATION AGREEMENT (this "Agreement"), dated as of May 7, 1998 among American Waste Services, Inc., an Ohio corporation (the "AWS"), Avalon Holdings Corporation, a Delaware corporation and a wholly owned subsidiary of AWS ("Avalon"), and USA Waste Services, Inc., a Delaware corporation ("USA").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, AWS, USA, and C&S Ohio Corp., an Ohio corporation and a wholly owned subsidiary of USA ("Sub") have entered into an Agreement and Plan of Merger dated as of February 6, 1998 (the "Merger Agreement"), providing for the Merger (as defined in the Merger Agreement) of Sub with and into AWS;

     WHEREAS, the Board of Directors of AWS has approved a Contribution and Distribution Agreement in the form attached to the Merger Agreement (the "Distribution Agreement");

     WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the obligations of the parties to the Merger Agreement to consummate the Merger;

     WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the obligations of the parties to the Distribution Agreement to consummate the Contribution and Distribution (as defined in the Distribution Agreement); and

     WHEREAS, USA and AWS, on behalf of each of them and the AWS Group (as defined herein) and Avalon, on behalf of itself and the Avalon Group (as defined herein), wish to provide for the allocation between the AWS Group and the Avalon Group of all responsibilities, liabilities and benefits relating to or affecting Taxes (as defined herein) paid or payable by either of them for all taxable periods, whether beginning before, on or after the Distribution Date (as defined herein) and to provide for certain other matters.

     NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     Section 1.1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement or the Distribution Agreement, as the case may be. As used in this Agreement, the following terms shall have the following respective meanings:
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     "Actually Realized" or "Actually Realizes" means, for purposes of determining the timing of any Taxes (or related Tax cost or benefit) relating to any Payment, transaction, occurrence or event (including the receipt of any Tax Refund), the time at which the amount of Taxes payable by such person is increased above or reduced below, as the case may be, the amount of Taxes that such person would be required to pay but for such payment, transaction, occurrence or event.

     "Affiliate" means with respect to each of the parties hereto, (i) a corporation, partnership, limited liability company, trust, joint venture or other business entity in which 50% or more of the outstanding equity or voting power is owned (directly or indirectly) by such party, and (ii) a partnership in which a general partner interest is owned by such party. For purposes of this Agreement, in no event shall AWS or Avalon be treated as an Affiliate of the other.

     "Affiliated Group" means the affiliated group of corporations within the meaning of Section 1504 of the Code of which AWS is the common parent.

     "Code" means the Internal Revenue Code of 1986, as amended, and shall include corresponding provisions of any subsequently enacted Federal Tax laws.

     "The AWS Group" means, solely for purposes of this Agreement, AWS and its Affiliates, other than Avalon and its Affiliates (determined after giving effect to the Contribution and Distribution) and, for Post-Tax Indemnification Periods, shall include USA and its Affiliates.

     "AWS Tax Difference" has the meaning set forth in Section 4.1(b).

     "AWS Tax Item" means a Tax Item that is attributable to the AWS Group and is not a Avalon Tax Item.

     "Consolidated Federal Tax Returns" are the Federal Tax Returns for the Affiliated Group filed on a consolidated basis pursuant to Section 1501 of the Code for any Pre-Distribution Taxable Period.

     "Consolidated State Tax Returns" are the state Tax Returns for the Affiliated Group filed on a consolidated, unitary or combined basis pursuant to the laws of any state Taxing Authority for any Pre-Distribution Taxable Period.

     "Distribution Date" means the date on which the Distribution occurs or is deemed to occur for Federal Income Tax purposes and shall be deemed effective as of the close of business on such date.

     "Group" means either the AWS Group or the Avalon Group, as the context provides.

     "Income Tax Benefit" means for any taxable period the excess of (i) the Income Tax liability of the taxpayer for the taxable period calculated as if the Timing Difference or Reverse

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Timing Difference, as the case may be, had not occurred but with all other facts unchanged, over (ii) the Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be (treating an Income Tax Refund as a negative Income Tax liability for purposes of such calculation).

     "Income Tax Detriment" means for any taxable period the excess of (i) the Income tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be, over (ii) the Income Tax liability of the taxpayer for the taxable period, calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged (treating an Income Tax Refund as a negative Income Tax liability for purposes of such calculation).

     "Income Taxes" means any Tax based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, alternative minimum Tax and any Tax on items of Tax preference, but not including sales, use, real property gains, real or personal property, gross or net receipts, transfer or similar Taxes) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i) above.

     "Indemnitee" has the meaning set forth in Section 5.2.

     "Indemnitor" has the meaning set forth in Section 5.2.

     "Indemnity Issue" has the meaning set forth in Section 5.2.

     "IRS" means the Internal Revenue Service.

     "Loss Group" has the meaning set forth in Section 4.1(a)(ii).

     "Post-Distribution Taxable Period" means a taxable period beginning after the Distribution Date.

     "Post-Tax Indemnification Period" means any Post-Distribution Taxable Period and that portion of any Straddle Period that begins on the day after the Distribution Date.

     "Pre-Distribution Taxable Period" means a taxable period ending on or before the Distribution Date.

     "Pro Forma Tax Returns" has the meaning set forth in Section 2.1(c).

     "Reverse Timing Difference" means an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for

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any Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for any Post-Tax Indemnification Period.

     "Avalon Group" means Avalon and its Affiliates, determined immediately after the Contribution and Distribution.

     "Avalon Tax Difference" has the meaning set forth in Section 4.1(c).

     "Avalon Tax Item" means a Tax Item solely attributable to the Avalon Group.

     "Straddle Period" means a taxable period that begins before and includes but does not end on the Distribution Date.

     "Tax" or "Taxes" means all forms of taxation, whenever created or imposed, and whether imposed by a local, municipal, governmental, state, foreign, federal or other body, and without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, license, value added, franchise, transfer, recording, withholding, payroll, wage withholding, employment, excise, occupation, unemployment insurance, social security, business license, business organization, stamp, environmental, premium and property taxes, together with any related interest (including the actual interest that would have accrued if there were no netting of Taxes), penalties and additions to any such tax, or additional amounts imposed by any Taxing Authority (domestic or foreign) upon the AWS Group, the Avalon Group, the USA or any of their Affiliates.

     "Tax Audit Proceeding" means any audit or other examination, judicial or administrative proceeding relating to liability for, or refunds or adjustments with respect to, Taxes.

     "Tax Contest" has the meaning set forth in Section 5.2.

     "Tax Deficiency" means a net increase in Taxes payable as a result of a Tax Audit Proceeding or an amendment of a Tax Return or an event having a similar effect.

     "Tax Indemnification Period" means any Pre-Distribution Taxable Period and that portion of any Straddle Period that ends on and includes the Distribution Date.

     "Tax Item" means any item of income, gain, loss, deduction, credit, provisions for reserves, recapture of credits or any other item which is taken into account in determining taxable income or is otherwise taken into account in determining Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method, and amounts of property, payroll, sales or other items that are relevant to the apportionment, allocation and determination of Taxes for purposes of determining Tax liabilities other than Federal Income Tax liability.

     "Tax Records" has the meaning set forth in Section 6.2

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     "Tax Refund" means a refund of Taxes (including a reduction in Taxes as a result of the utilization of any credit or any offset against Taxes or Tax Items) reduced (but not below zero) by any net increase in Taxes Actually Realized by the recipient (or its Affiliate) thereof as a result of the receipt thereof.

     "Tax Return" means any return, filing, questionnaire, information return or other document required to be filed, including requests for extensions of time, filings made with respect to estimated tax payments, claims for refund and amended returns that may be filed, for any period with any Taxing Authority (whether domestic or foreign) in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

     "Taxing Authority" means any governmental or quasi-governmental body exercising any Taxing authority or Tax regulatory authority.

     "Timing Difference" means an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for any Post-Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for any Tax Indemnification Period.

                                   ARTICLE II
                     PREPARATION AND FILING OF TAX RETURNS

     Section 2.1.  Preparation of Tax Returns.

          (a) Consistent with Agreements. Each of the parties to this Agreement agrees to, and to cause each of its relevant Affiliates to, report the Contribution, the Distribution and the Merger consistent with the provisions of the Merger Agreement and the Distribution Agreement.

          (b) Consistent with Past Practice. Except for any accounting method changes pursuant to applications that are approved by the IRS and reflected in
Schedule 6.12 of the Merger Agreement and any accounting method elections and changes that may be effective as of the day after the Distribution Date and are applicable only to the Avalon Group (or otherwise have no adverse effect on the AWS Group, as determined by the AWS Group in its reasonable discretion), all Tax Returns described in Sections 2.2(a), (b), (c) and (d) filed after the date of this Agreement, in the absence of a controlling change in law or circumstance, shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax Items have been filed. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation.

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

          (c) Avalon Obligations. Avalon agrees to cooperate in good faith with AWS to determine the appropriate amount of Tax Items, if any, attributable to the AWS Group to be reflected on any Tax Returns for Pre-Distribution Taxable Periods and Straddle Periods to be prepared by Avalon in accordance with Section
2.2 (b) and (c). With respect to each of the 1997 taxable year and the taxable year ending on and including the Distribution Date, Avalon (i) will deliver to AWS at least 45 days prior to the due date for filing of the Tax Returns (giving effect to applicable extensions) for such taxable year, pro forma Federal and state Income Tax Returns (the "Pro Forma Tax Returns") for such taxable years and (ii) will consult with AWS with respect to the application of the Tax Items shown on the Pro Forma Tax Returns to the Tax Items to be shown on the Tax Returns. The computations made with respect to the Pro Forma Tax Returns shall be made, where applicable, on a basis consistent with the principles of Treasury Regulation Section 1.1502-76(b)(2). Avalon will inform and consult with AWS regarding any Tax Audit Proceedings or any other adjustments which would materially affect any of the Tax Items shown on the Pro Forma Tax Returns. Avalon will provide AWS with copies of all Tax Returns prepared by Avalon in accordance with Section 2.2(b) and (c) promptly after filing.

          (d) AWS Obligations. AWS shall provide Avalon with comments and/or objections to the Pro Forma Tax Returns at least 21 days prior to the due date for filing such Tax Returns (giving effect to applicable extensions). AWS agrees to cooperate in good faith with Avalon to determine the appropriate amount of Tax Items attributable to the Avalon Group to be reflected on any Tax Returns for Straddle Periods to be prepared and filed by AWS in accordance with
Section 2.2(d). AWS further agrees to provide Avalon with a copy of each such Tax Return at least 30 days before it is filed and to follow the procedures in
Section 4.2 relating to the calculation of Taxes and to not file any such Tax Returns without the prior written consent of Avalon, which consent shall not be unreasonably withheld. If such consent is withheld, Avalon shall so notify AWS at least 10 days prior to the due date for filing such Tax Returns (giving effect to applicable extensions). AWS will provide Avalon with copies of all Tax Returns prepared by AWS in accordance with Section 2.2(d) promptly after filing.

     Section 2.2.  Filing of Tax Returns.

          (a) Consolidated Federal Tax Returns and Consolidated State Tax Returns. The Consolidated Federal Tax Returns and the Consolidated State Tax Returns required to be filed after the date hereof shall be prepared or caused to be prepared by Avalon and delivered to AWS at least 30 days prior to the due date thereof (giving effect to applicable extensions). AWS shall review the returns prepared pursuant to this Section 2.2(a) and shall, to the extent necessary or required, sign such returns and see to the timely filing thereof.

          (b) Pre-Distribution Taxable Period Tax Returns. All Tax Returns other than those described in Section 2.2(a) which include a member of the Avalon Group that are required to be filed for any Pre-Distribution Taxable Period shall be prepared and timely filed or caused to be prepared and timely filed by Avalon. All Tax Returns other than those described in Section 2.2(a) which include a member of the AWS Group that are required to be filed for any Pre-Distribution Taxable Period shall be prepared or caused to be prepared by Avalon and delivered

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

to AWS at least 30 days prior to the due date thereof (giving effect to applicable extensions). AWS shall review any such return that includes a member of the AWS Group and shall, to the extent necessary or required, sign such returns and see to the timely filing thereof.

          (c) Avalon Straddle Period Tax Returns. All Tax Returns other than those described in Section 2.2(a) which are required to be filed by any member of the Avalon Group for any Straddle Period (including Ohio Forms FT-1120C and FT-1120, insofar as such Forms FT-1120 are for members of the Avalon Group) shall be prepared and timely filed or caused to be prepared and timely filed by Avalon.

          (d) AWS Straddle Period Tax Returns. All Tax Returns other than those described in Section 2.2(a) which are required to be filed by any member of the AWS Group for any Straddle Period (including Ohio Forms FT-1120 for members of the AWS Group) shall be prepared and timely filed or caused to be prepared and timely filed by AWS.

          (e) Post-Distribution Taxable Period Tax Returns. The filing of all Tax Returns for all Post-Distribution Taxable Periods shall be the responsibility of the Avalon Group if such Tax Returns relate to a member or members of the Avalon Group or their respective assets or businesses, or shall be the responsibility of the AWS Group if such Tax Returns relate to a member or members of the AWS Group or their respective assets or businesses.

     Section 2.3.  Procedures for Filing Tax Returns.

          (a) Designation. AWS hereby irrevocably designates, and agrees to cause each of its Affiliates to so designate, Avalon as its agent to take any and all actions necessary or incidental to (i) the preparation (but not filing) of the Tax Returns described in Section 2.2(a) and (b) and (ii) the preparation and filing of the Tax Returns described in Section 2.2(c). Avalon hereby irrevocably designates, and agrees to cause each of its Affiliates to so designate, AWS as its agent to take any and all actions necessary or incidental to the preparation and filing of the Tax Returns described in Section 2.2(d).

          (b) Closing of Straddle Period. To the extent permitted by law or administrative practice, the taxable year of any member of the AWS Group which includes the Distribution Date shall be treated as closing on (and including) the Distribution Date. AWS, USA, Avalon and their respective Affiliates agree to treat, on all Tax Returns and in all Tax Audit Proceedings, the Affiliated Group as terminating for Federal Income Tax purposes as a result of and on the date of the Merger.

                                 ARTICLE III
                                 PAYMENT OF TAXES

     Section 3.1.  Payment of Tax Liabilities.

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          (a) Consolidated and Pre-Distribution Tax Liabilities.

               (i) Avalon Liability. Except as otherwise provided in this Agreement, Avalon or a member of the Avalon Group shall pay or cause to be paid, directly to, or at the direction of, AWS (such direction may specify payment by direct wire transfer), at least two days prior to the date payment (including estimated payment) thereof is due, all Taxes due with respect to the Tax Returns described in Sections 2.2(a) and 2.2(b) that are attributable to any member or members of the Avalon Group, the respective assets or businesses of any member or members of the Avalon Group and any Avalon Tax Item.

               (ii) AWS Liability. Except as otherwise provided in this Agreement, AWS or a member of the AWS Group shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the Tax Returns described in Sections 2.2(a) and 2.2(b) that are attributable to any member or members of the AWS Group, the respective assets or businesses of any member or members of the AWS Group and any AWS Tax Item.

          (b) Separate Straddle Period Tax Liabilities.

               (i) Avalon Liability. Except as otherwise provided in this Agreement, Avalon or a member of the Avalon Group shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the Tax Returns described in Section 2.2(c); provided, however, that AWS shall pay directly to, or at the direction of, Avalon (such direction may specify payment by direct wire transfer), at least two days prior to the date payment (including estimated payment) thereof is due, that portion of those Taxes due that are attributable to any member or members of the AWS Group, the respective assets or businesses of any member or members of the AWS Group or any AWS Tax Item.

               (ii) AWS Liability. Except as otherwise provided in this Agreement, AWS or a member of the AWS Group shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the Tax Returns described in Section 2.2(d); provided, however, that Avalon shall pay directly to, or at the direction of, AWS (such direction may specify payment by direct wire transfer), at least two days prior to the date payment (including estimated payment) thereof is due, that portion of those Taxes due that are attributable to any member or members of the Avalon Group, the respective assets or businesses of any member or members of the Avalon Group or any Avalon Tax Item.

          (c) Post-Distribution Taxable Period Tax Liabilities. Except as otherwise provided in this Agreement, all Taxes for all Post-Distribution Taxable Periods shall be paid or caused to be paid by the party responsible under this Agreement for filing the Tax Return pursuant to which such Taxes are due or, if no such Tax Returns are due, by the party liable for such Taxes.

     Section 3.2.  Tax Refunds and Carrybacks.

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          (a) Consent.  Without the prior consent of AWS (such consent not to be unreasonably withheld), no member of the Avalon Group shall carry back any net operating loss or other Tax Item from a Post-Tax Indemnification Period to a Tax Indemnification Period; and, without the prior consent of Avalon (such consent not to be unreasonably withheld), no member of the AWS Group shall carry back any net operating loss or other Tax Item from a Post-Tax Indemnification Period to a Tax Indemnification Period.

          (b) Retention and Payment of Tax Refunds. Except as otherwise provided in this Agreement, Avalon shall be entitled to retain, and to receive within 10 days after Actually Realized by the AWS Group, the portion of all Tax Refunds of Taxes for which the Avalon Group is liable pursuant to Section 3.1 or
Section 5.1(a), and AWS shall be entitled to retain, and to receive within 10 days after Actually Realized by the Avalon Group, the portion of all Tax Refunds of Taxes for which the AWS Group is liable pursuant to Section 3.1 or Section 5.1(b). Notwithstanding the foregoing, (i) all Tax Refunds resulting from the carryback of any AWS Tax Item arising in a Post-Tax Indemnification Period to a Tax Indemnification Period shall be for the account and benefit of the AWS Group and, if and to the extent Actually Realized by Avalon, Avalon shall pay over to AWS any such Tax Refund within 10 days after it is Actually Realized by Avalon or any member of the Avalon Group, (ii) all Tax Refunds resulting from the carryback of any Avalon Tax Item arising in a Post-Tax Indemnification Period to a Tax Indemnification Period shall be for the account of Avalon and, if and to the extent Actually Realized by AWS, AWS shall pay over to Avalon any such Tax Refund within 10 days after it is Actually Realized by AWS or any member of the AWS Group, (iii) all Tax Refunds resulting from the utilization of any Tax Items (such as the utilization of a minimum or foreign tax credit or Section 481(a) adjustments which reduces current year Taxes) attributable to the Avalon Group or the respective assets or businesses of any member or members of the Avalon Group arising in a Tax Indemnification Period shall be for the account of Avalon and, if and to the extent Actually Realized by AWS, AWS shall pay over to Avalon any such Tax Refund within 10 days after it is Actually Realized by AWS or any member of the AWS Group and (iv) all Tax Refunds resulting from the utilization of any Tax Items (such as the utilization of a minimum or foreign tax credit or Section 481(a) adjustments which reduces current year Taxes) attributable to the AWS Group or the respective assets or businesses of any member or members of AWS Group arising in a Tax Indemnification Period shall be for the account of AWS and, if and to the extent Actually Realized by Avalon, Avalon shall pay over to AWS any such Tax Refund within 10 days after it is Actually Realized by Avalon or any member of the Avalon Group. In computing the amount of any Tax Refunds described in (i), (ii), (iii) or (iv) above, the party paying over such Tax Refunds shall be deemed to recognize all other items of income, gain, loss, deduction or credit for that taxable period together with the utilization of any Tax Item causing a Tax Refund described in this Section 3.2(b). Avalon, USA, AWS and their respective Affiliates will use commercially reasonable efforts to claim and utilize the Tax Items referred to in (i), (ii), (iii) or (iv) in a manner which is designed to maximize (on a present value basis) the Tax Refunds described therein.

          (c) Refund Claims. Avalon shall be permitted to file at Avalon's sole expense, and AWS shall reasonably cooperate with Avalon in connection with, any claims for

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Tax Refunds to which Avalon is entitled pursuant to this Section 3.2 or any other provision of this Agreement. Avalon shall reimburse AWS for any reasonable out-of-pocket costs and expenses incurred by any member of the AWS Group in connection with such cooperation. AWS shall be permitted to file at AWS's sole expense, and Avalon shall reasonably cooperate with AWS in connection with, any claims for Tax Refund to which AWS is entitled pursuant to this Section 3.2 or any other provision of this Agreement. AWS shall reimburse Avalon for any reasonable out-of-pocket costs and expenses incurred by any member of the Avalon Group in connection with such cooperation. Any claim for a Tax Refund under this
Section 3.2 to which Avalon is entitled and which relates to a Tax Return for which AWS is required to file under Section 2.2 shall be subject to the AWS Group's consent (such consent not to be unreasonably withheld). Any claim for a Tax Refund under this Section 3.2 to which the AWS Group is entitled shall be subject to the Avalon Group's consent (such consent not to be unreasonably withheld). A copy of a claim for any Tax Refund to which either party is entitled to file under this Section 3.2 shall be provided to the other party no later than 30 days prior to the filing of such Tax Refund claim. In the event that Avalon and AWS are each entitled to file a Tax Refund claim pursuant to this Section 3.2 for the same period, such Tax Refunds of AWS and Avalon shall be allocated in a manner corresponding to the allocation and calculation of Taxes for such periods under Article IV.

                                   ARTICLE IV
                      ALLOCATION AND CALCULATION OF TAXES

     Section 4.1.    Allocations.

          (a) (i) In the case of any Consolidated Federal Tax Return described in Section 2.2(a), the AWS Group and the Avalon Group will each be allocated the portion of such Taxes due with respect to such Tax Returns attributable to each Group, the respective assets or businesses of any member or members of each Group and any Tax Item of each Group. This allocation shall be made in accordance with the principles set forth in Treasury Regulation Section 1.1552-1(a)(2) on the basis of the percentage of the total Tax liability for each Group, if computed on a separate consolidated federal income tax return of each Group, would bear to the aggregate amount of such Tax liability of the AWS Group and the Avalon Group so computed.

          (ii) The principles of Treasury Regulation Section 1.1502-33(d)(3) also shall apply to the allocation set forth in Section 4.1(a)(i). If the amount of the Affiliated Group's consolidated federal income tax liability is less than the sum of the aggregate separate return tax liabilities of the Avalon Group and the AWS Group (as computed pursuant to Section 4.1(a)(i) above) due to losses or tax credits of one Group (including losses or tax credits carried over from prior years), the decrease in tax liability resulting therefrom shall be allocated 100 percent to that Group. A Group thus may have a "negative" income tax liability as a result of such an allocation (a "Loss Group"). If a Loss Group exists, the other Group shall pay to the Loss Group an amount equal to such "negative" income tax liability. In other words, if Tax attributes (e.g., losses or tax credits) of one Group are utilized by the other Group to reduce taxable income or

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Tax, as the case may be, the Group utilizing such Tax attributes shall pay to the other Group, with respect to losses, an amount equal to such reduction in taxable income resulting from the utilization of such losses multiplied by the top marginal federal corporate income Tax rate actually used by the Group utilizing the losses in calculating its deemed Tax liability (prior to the application of Tax credits against such liability) under this Section 4.1(a) for the taxable period during which such losses are utilized and, with respect to Tax credits, an amount equal to the actual amount by which the deemed Tax liability calculated pursuant to this Section 4.1(a) is reduced by such Tax credits for the taxable period during which such Tax credits are utilized. Any such payments shall be consistent with the procedures and timing set forth in
Section 3.1(b) hereof.

          (b) In the case of any Tax Return described in Section 2.2(b) to be prepared by Avalon or any Consolidated State Tax Returns described in Section 2.2(a) or any Tax returns described in Section 2.2(c), the Avalon Group will be allocated all of the Taxes due with respect to each such Tax Return; provided, however, if a AWS Tax Item is included in any such Tax Return, the Taxes that would be due with respect to such Tax Return, calculated as if AWS Tax Item had not been included but with all other Tax Items unchanged, shall be subtracted from the Taxes due with respect to such Tax Return taking into account AWS Tax Item (the "AWS Tax Difference"). If AWS Tax Difference is a positive amount, the AWS Group shall be allocated an amount of Taxes due on such Tax Return equal to AWS Tax Difference. If AWS Tax Difference is a negative amount, the Avalon Group shall pay to the AWS Group an amount equal to AWS Tax Difference consistent with the procedures and timing set forth in Section 3.1(b) hereof.

          (c) In the case of any Tax Return described in Section 2.2(b) to be filed by AWS or in Section 2.2(d), the AWS Group will be allocated all the Taxes due with respect to each such Tax Return; provided, however, if a Avalon Tax
Item is included in any such Tax Return, the Taxes that would be due with respect to such Tax Return, calculated as if the Avalon Tax Item had not been included with all other Tax Items unchanged, shall be subtracted from the Taxes due with respect to such Tax Return taking into account the Avalon Item (the "Avalon Tax Difference"). If the Avalon Tax Difference is a positive amount, the Avalon Group shall be allocated an amount of Taxes due on such Tax Return equal to the Avalon Tax Difference. If the Avalon Tax Difference is a negative amount, the AWS Group shall pay to the Avalon Group an amount equal to the Avalon Tax Difference consistent with the procedures and timing set forth in
Section 3.1(b) hereof.

          (d) In the case of any Tax Return described in Section 2.2(e) to be filed by Avalon, the Avalon Group will be allocated all the Taxes due with respect to each such Tax Return if the Avalon Group is responsible for filing such Tax Return under this Agreement.

          (e) In the case of any Tax Return described in Section 2.2(e) to be filed by AWS, the AWS Group will be allocated all the Taxes due with respect to each such Tax Return if the AWS Group is responsible for filing of such Tax Return under this Agreement.

          (f) The allocations under this Section 4.1 shall be determined in a manner consistent with the principles set forth in Section 4.3.

     Section 4.2. Calculations and Determinations. All calculations and determinations required to be made pursuant to this Agreement (including the calculation in Section 4.1) shall be made in good faith by the party making such calculations or determinations. Except for any accounting method changes pursuant to applications for accounting method changes filed prior to the date hereof and any accounting method elections and changes that may be effective as of the day after the Distribution Date, all calculations and determinations required to be made pursuant to this Agreement (including the calculation in Section 4.1), shall be made, in the absence of a controlling change in law or circumstance, on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax Items have been filed.

     Section 4.3. Principles of Determination. In implementing this Agreement, except as otherwise specifically provided, the parties shall make any adjustments that are necessary to ensure that, with respect to Taxes for Straddle Periods or Pre-Distribution Taxable Periods, payments and reimbursements between the parties reflect the principles that (i) Avalon is to bear responsibility only for that portion of Taxes for Straddle Periods and Pre-Distribution Taxable Periods that are attributable to the Avalon Group, the respective assets or businesses of any member or members of the Avalon Group and any Avalon Tax Item, (ii) AWS is to bear responsibility for all other Taxes for Straddle Periods and Pre-Distribution Taxable Periods, (iii) AWS is responsible for all Taxes for Post-Distribution Taxable Periods (calculated by treating the day after the Distribution Date as the first day of any Post-Distribution Taxable Period) reflected on the Tax Returns, the responsibility for the filing thereof is imposed on AWS pursuant to this Agreement, (iv) Avalon is responsible for all Taxes for Post-Distribution Taxable Periods (calculated by treating the day after the Distribution Date as the first day of any Post-Distribution Taxable Period) reflected on the Tax Returns, the responsibility for the filing thereof is imposed on Avalon pursuant to this Agreement, (v) AWS will be entitled to any Tax Refunds relating to Tax Items attributable to the AWS Group, the respective assets or businesses of any member or members of the AWS Group or any AWS Tax Item arising in a Tax Indemnification Period and (vi) Avalon will be entitled to any Tax Refunds relating to Tax Items attributable to the Avalon Group or the respective assets or businesses of any member or members of the Avalon Group or any Avalon Tax Item arising in a Tax Indemnification Period.

                                 ARTICLE V
                                 TAX INDEMNIFICATION; TAX CONTESTS

     Section 5.1.  Indemnification.

          (a) Avalon Indemnification. Except as otherwise provided in Section 5.1(b), Avalon and the Avalon Group shall be liable for and shall indemnify, defend and hold harmless the members of the AWS Group and USA and each of their respective Affiliates and representatives from and against (A) all Taxes attributable to the Avalon Group, the respective assets or businesses of any member or members of the Avalon Group and any Avalon Tax Item for Pre-Distribution Taxable Periods, (B) all Taxes attributable to the Avalon Group, the respective assets or businesses of any member or members of the Avalon Group and any Avalon Tax Item for the portion of any Straddle Period ending on and including the Distribution Date, (C) all Taxes attributable to the Avalon Group, the respective assets or businesses of any member or members of the Avalon Group and any Avalon Tax Item for the portion of any Straddle Period beginning on the day after the Distribution Date (calculated by treating the day after the Distribution Date as the first day of a taxable period), (D) all Taxes of the Avalon Group for Post-Distribution Taxable Periods, (E) all liability (as a result of Treasury Regulation Section 1.1502-6(a) or a comparable state, local or foreign law) for Income Taxes of any person (other than a member of the AWS Group or the Avalon Group) which is or has ever been affiliated with any member of the Avalon Group or with which any member of the Avalon Group joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Tax Return for any Pre-Distribution Taxable Period or Straddle Period; provided, however, if any member of the AWS Group also is or ever has been affiliated with or files or has ever filed (or is or has ever joined in the filing of) any such consolidated, combined or unitary Tax Return for the same Pre-Distribution Period or Straddle Period with any such person, then the amount of the liability under this provision shall be allocated between such member or members of the AWS Group and the Avalon Group in accordance with the principles described in Section 4.1(a),
(F) all Taxes for any taxable period (whether beginning before, on or after the Distribution Date) that would not have been payable but for the breach by any member of the Avalon Group of any representation, warranty or obligation under this Agreement or the Merger Agreement, and (G) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

          (b) AWS and USA Indemnification.  Except as otherwise provided in
Section 5.1(a), AWS and USA shall be liable for and shall indemnify, defend and hold harmless the Avalon Group from and against (A) all Taxes attributable to the AWS Group, the respective assets or businesses of any member or members of the AWS Group and any AWS Tax Item for Pre-Distribution Taxable Periods, (B) all Taxes attributable to the AWS Group, the respective assets or businesses of any member or members of the AWS Group and any AWS Tax Item for the portion of any Straddle Period ending on and including the Distribution Date, (C) all Taxes attributable to the AWS Group, the respective assets or businesses of any member or members of the AWS Group and any AWS Tax Item for the portion of any Straddle Period beginning on the day after the Distribution Date (calculated by treating the day after the Distribution Date as the first day of a taxable period), (D) all Taxes of the AWS Group for Post-Distribution Taxable Periods, (E) all liability (as a result of Treasury Regulation Section 1.1502-6(a) or a comparable state, local or foreign law) for Income Taxes of any person (other than a member of the AWS Group or the Avalon Group) which is or has ever been affiliated with any member of the AWS Group or with which any member of the AWS Group joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Tax Return for any Pre-Distribution Taxable Period or Straddle Period; provided, however, if any member of the Avalon Group also is or ever has been affiliated with or files or has ever filed (or is or has ever joined in the filing of) any such consolidated, combined or unitary Tax Return for the same Pre-Distribution Period or Straddle Period with any such person, then the amount of the liability under this provision shall be allocated between such member or members of the AWS Group and the Avalon Group in accordance with the principles described in Section 4.1(a), (F) all Taxes for any taxable period (whether beginning before, on or after the Distribution Date) that would not have been payable but for the breach by any member of the AWS Group of any representation, warranty or obligation under this Agreement or the Merger Agreement, and (G) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing; -- provided, however, the indemnification obligation of AWS and USA under this
Section 5.1(b) shall not include any Taxes resulting from a breach of any representation and warranty made to USA in the Merger Agreement without regard to any materiality limitation thereunder.

          (c) Payments. Subject to Section 5.5(b), any indemnity payment required to be made pursuant to this Section 5.1 shall be paid within 30 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five business days prior to the date on which the relevant Taxes are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant Taxing Authority.

     Section 5.2. Notice of Indemnity. Whenever any member of the AWS Group or the Avalon Group, as the case may be, (hereinafter an "Indemnitee") receives written notice from any Tax Authority or otherwise of any pending or threatened Tax examination, audit or other administrative or judicial proceeding (hereinafter a "Tax Contest") which could reasonably be expected to result in a determination that would increase the liability for any Tax of such member or any other member of its Group for any Tax Indemnification Period or for any Post-Tax Indemnification Period or require a payment hereunder to the other party (hereinafter an "Indemnity Issue"), the Indemnitee shall notify the other Group (hereinafter the "Indemnitor") of such Indemnity Issue within 30 days of receipt of such notice. The failure of any Indemnitee to give (or any delay in giving) such notice shall not relieve any Indemnitor of its obligations under this Agreement except to the extent that such failure to give (or such delay in giving) such notice shall have adversely affected the Indemnitor's ability to defend against, settle, or satisfy any action, suit or proceeding against Indemnitor, or any damage, loss, claim, or demand for which Indemnitee is entitled to indemnification from Indemnitor under this Agreement.

     Section 5.3. Tax Contests. To the extent that a Tax Contest relates to any Taxes for which a member of the Avalon Group is directly liable or has indemnification obligations hereunder, Avalon shall at its own expense control the defense and settlement of that portion of such Tax Contest. To the extent that a Tax Contest relates to any Taxes for which a member of the AWS Group is directly liable hereunder, AWS shall at its own expense control the defense and settlement of that portion of such Tax Contest. Provided, however, that the party in control of the Tax Contest shall in no event take any position in any such proceeding that would subject the party not in control of the defense to any civil fraud or any civil or criminal penalty, and provided, further, that the party in control of the Tax Contest shall not consent, without the prior written consent of the party not in control of the defense, which prior written consent shall not be unreasonably withheld, to any change in the treatment of any Tax Item that in any material respect adversely affects the Tax liability of the party not in control of the defense for a period for which that party is directly or indirectly liable under this Agreement.

     Section 5.4.  Timing Adjustments.

          (a) Timing Differences. If a Tax Audit Proceeding or an amendment of a Tax Return results in a Timing Difference, and such Timing Difference results in a decrease in an indemnity obligation AWS or Avalon has, or otherwise would have had, under Section 5.1 and/or an increase in the amount of a Tax Refund to which AWS or Avalon is entitled under Section 3.2, then in each Post-Tax Indemnification Period in which the AWS Group or the Avalon Group Actually Realizes an Income Tax Detriment, either AWS or Avalon, as the case may be, shall pay to the other an amount equal to such Income Tax Detriment; provided, however, that the aggregate payments required to be made under this Section 5.4(a) with respect to any Timing Difference shall not exceed the aggregate amount of the Income Tax Benefits realized by the Group from which such payment is made for all taxable periods and the Group receiving such payment for all Tax Indemnification Periods as a result of such Timing Difference. All such payments shall be made within 10 days after the relevant Income Tax Detriment has been Actually Realized and the Group Actually Realizing such Income Tax Detriment notifies the other Group, as the case may be.

          (b) Reverse Timing Differences. If a Tax Audit Proceeding or an amendment of a Tax Return results in a Reverse Timing Difference, and such Reverse Timing Difference results in an increase in an indemnity obligation of AWS or Avalon under Section 5.1 and/or a decrease in the amount of a Tax Refund to which AWS or Avalon is or would otherwise be entitled to under Section 3.2, then in each Post-Tax Indemnification Period in which the AWS Group or the Avalon Group Actually Realizes an Income Tax Benefit, AWS or Avalon, as the case may be, shall pay to the other an amount equal to such Income Tax Benefit; provided, however, that the aggregate payments required to be made under this
Section 5.4(b) with respect to any Reverse Timing Difference shall not exceed the aggregate amount of the Income Tax Detriments realized by the Group from which such payment is made for all taxable periods and the Group receiving such payment for all Tax Indemnification Periods as a result of such Reverse Timing Difference. All such payments shall be made within ten days after the relevant Income Tax Benefit has been Actually Realized.

     Section 5.5.  Payments Net of Taxes.

          (a) Gross Up and Characterization. The amount of any payment under this Agreement shall be (i) increased to take account of any net Tax cost incurred by the recipient thereof as a result of the receipt or accrual of payments hereunder (grossed-up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the recipient arising from the incurrence or payment of any such payment, other than any such net Tax benefit that the recipient is specifically entitled to retain pursuant to this Agreement. In computing the amount of any such Tax cost or Tax benefit, the recipient shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any payment hereunder. Except as provided in Section 5.5(b), or unless the parties otherwise agree to an alternative method for determining the present value of any such anticipated Tax benefit or Tax cost, any payment hereunder shall initially be made without regard to this Section and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the recipient has Actually Realized such cost or benefit. It is the intention of the parties that payments made pursuant to this Agreement are to be treated as relating back to the Contribution and Distribution as an adjustment to the assets and liabilities contributed thereunder, and the parties shall not take any position inconsistent with such intention before any Taxing Authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

          (b) Time for Payment. Notwithstanding any other provision of this Agreement, to simplify the administration of this Agreement, the payment of any amount less than $25,000 required to be made pursuant to this Agreement by one party hereto to another party hereto need not be made to such other party prior to 30 days following the later of (i) the close of the calendar quarter during which such payment obligation arose and (ii) the day during such calendar quarter when the aggregate amount of all such less than $25,000 payment obligations arising during such calendar quarter exceeds $150,000. Unless otherwise specified by the recipient for items exceeding $100,000, any such payment may be made on a net Tax basis (i.e., reduced to take account of any net Tax benefit to be realized by the recipient (computed at an effective Tax rate to be agreed upon from time-to-time by the parties)) to the extent such recipient is entitled to a corresponding deduction.

          (c) Right to Offset. Any party making a payment under this Agreement shall have the right to reduce any such payment by any amounts owed to it by the other party to this Agreement.

                                   ARTICLE VI
                    COOPERATION AND EXCHANGE OF INFORMATION

     Section 6.1. Cooperation and Exchange of Information. Each party hereto, on behalf of itself and its Affiliates, agrees to provide the other parties hereto with such cooperation and information as such other parties shall reasonably request, and as promptly as practicable, in connection with the preparation or filing of any Tax Return or claim for or allocation of a Tax Refund not inconsistent with this Agreement or in conducting any Tax Audit Proceedings or other proceeding in respect to Taxes or to carry out the provisions of this Agreement. To the extent necessary to carry out the purposes of this Agreement and subject to the other provisions of this Agreement, such cooperation and information shall include without limitation the non-exclusive designation of an officer of Avalon as an officer of AWS and USA and each of their respective Affiliates solely for the purpose of pursuing refund claims, dealing with Taxing Authorities and defending Tax Audit Proceedings, in each case if such actions relate to Tax matters pertaining to or arising in the Tax Indemnification Period, as well as promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Tax Items on the Pro Forma Tax Returns and providing copies of all relevant Tax Returns for the Tax Indemnification Period, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by Taxing Authorities, and records concerning the ownership and Tax basis of property, which either party may possess and which relate to the Tax Items on the Pro Forma Tax Returns. Subject to the rights of the AWS Group under the other provisions of this Agreement, such officer shall have the authority to execute powers of attorney (including Form 2848) on behalf of each member of the AWS Group with respect to Tax Returns and Taxes for the Tax Indemnification Period. Each party to this Agreement shall make, or shall cause its Affiliates to make, their employees and facilities available on a mutually convenient basis to provide an explanation of any documents or information provided hereunder.

     Section 6.2. Record Retention. AWS and Avalon agree to (i) retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder relating thereto (`Tax Records") existing on the Distribution Date or created through the Distribution Date, for 10 years from the Distribution Date and (ii) allow the other parties to this Agreement and their representatives (and representatives of any of its Affiliates), at times and dates reasonably acceptable to the retaining party, to inspect, review and make copies of such records, and have access to such employees, as AWS and Avalon may reasonably deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and without disruption to the respective business of either party. At the end of the 10-year period described in clause (i) AWS or Avalon, as the case may be, shall transfer such records (or cause such records to be transferred) to the other party (at such other party's sole expense), unless such other party notifies AWS or Avalon, as the case may be, within 90 days prior to the expiration of the 10-year period, that such other party does not desire to receive such Tax Records, in which case AWS or Avalon, as the case may be, may destroy or otherwise dispose of such undesired documents.

                                  ARTICLE VII
                                 MISCELLANEOUS

     Section 7.1. Entire Agreement. This Tax Allocation Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof and thereof.

     Section 7.2. AWS Representation. AWS represents that (i) it will become a member of the USA's "consolidated group," as such term is defined in Treasury Regulation Section 1.1502-1(h), on the date of the Merger, and (ii) all of its income and other Tax Items will be included in USA's consolidated Federal Tax Returns from and after the date of the Merger.

     Section 7.3. Modification or Amendment. The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of the respective parties. Anything in this Agreement or the Merger Agreement to the contrary notwithstanding, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Merger Agreement, the provisions of this Agreement shall control.

     Section 7.4. Resolution of Disputes. Any disputes between the parties with respect to this Agreement that cannot be resolved by good faith effort by the parties shall be submitted to the Pittsburgh office of Arthur Andersen LLP ("Arthur Andersen"), which shall render its opinion as to such matters. Arthur Andersen's determination shall be final and binding on all parties and Arthur Andersen's fees and expenses shall be shared by each of Avalon and AWS in accordance with the final allocation of the Tax liability in dispute.

     Section 7.5. Notices. Any notice, request, instruction or other communication to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other nationally reputable next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a)  If to Avalon:

               Avalon Holdings Corporation
               One American Way
               Warren, Ohio 44484
               Attention: Ronald E. Klingle
               Telecopy No: (330) 856-8483

               with copies to:

               Kirkpatrick & Lockhart, LLP
               1500 Oliver Building
               Pittsburgh, PA 15222
               Attention: Sanford B. Ferguson
               Telecopy No: (412) 355-6501

          (b)  if to USA or AWS:

               USA Waste Services, Inc.
               1001 Fannin, Suite 4000
               Houston, Texas 77002
               Attention: Chief Executive Officer
               Telecopy No: (713) 209-9711

               with copies to:

               Gregory T. Sangalis
               1001 Fannin, Suite 4000
               Houston, Texas 77002
               Telecopy No.: (713) 209-9711

               and

               Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
               3500 Texas Commerce Tower
               Houston, Texas 77002
               Attention:  Marcus A. Watts
               Telecopy No: (713) 223-3717

     Section 7.6. No Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement.

     Section 7.7. Assignment. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other parties hereto in their sole and absolute discretion. Any such conveyance, assignment or transfer without the express written consent of the other parties shall be void ab initio. No assignment of this Agreement shall relieve the assigning party of its obligations hereunder.

     Section 7.8. Term. This Agreement shall commence on the date of execution indicated below and shall continue in effect until otherwise agreed to in writing by Avalon and AWS, or their successors.

     Section 7.9. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     Section 7.10. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     Section 7.11. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

     Section 7.12. Counterparts. For the convenience of the parties, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     Section 7.13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

     Section 7.14. Agent. Any consent rights of members of the Avalon Group under this Agreement shall be exercised by Avalon on behalf of the Avalon Group, and any notices given by the AWS Group to Avalon shall be deemed to be given to each member of the Avalon Group. Any consent rights of the AWS Group under this Agreement shall be exercised by USA on behalf of the AWS Group, and any notices given by Avalon to USA shall be deemed to be given to each member of the AWS Group.


             [the remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                    AMERICAN WASTE SERVICES, INC.


                                    By:
                                        ----------------------------------
                                    Name:
                                         ---------------------------------
                                    Title:
                                           -------------------------------


                                    AVALON HOLDINGS CORPORATION


                                    By:
                                        ----------------------------------
                                    Name:
                                          --------------------------------
                                    Title:
                                           -------------------------------


                                    USA WASTE SERVICES, INC.


                                    By:
                                        ----------------------------------
                                    Name:
                                          --------------------------------
                                    Title:
                                           -------------------------------